Independent Auditor's Report

The Board of Directors
ML Bancorp, Inc.:

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows for the eleven-month period ended February 27, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ML Bancorp, Inc. and subsidiaries for the eleven-month period ended February 27, 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Philadelphia, PA
June 15, 1998